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                                                                   EXHIBIT 10(q)


                              CONSULTING AGREEMENT

                                    BETWEEN

                  THE CHAFFERTON COMPANY AND BODYBILT SEATING


EFFECTIVE DATE:             AUGUST 1, 1994

WHEREAS, BodyBilt Seating, Inc. (BodyBilt) wishes to obtain from The Chafferton Company (Chafferton), certain consulting services relating to creative design and advertising projects, and

WHEREAS, Chafferton wishes to provide those certain consulting services relating to creative design and advertising projects or any other projects mutually agreed to which BodyBilt wishes to obtain, (hereafter referred to as "SERVICES"),

IT IS THEREFORE AGREED that BodyBilt shall obtain from Chafferton, and Chafferton shall provide to BodyBilt, "services" under the following terms and conditions:

Chafferton will service BodyBilt's needs as requested on a independent consultant basis. It is understood and agreed that the full intent of this Agreement is to establish an independent contractor relationship between the parties. No employment relationship exists between the parties.

Chafferton agrees to charge BodyBilt on a sliding rate scale for all consulting services rendered by Gerald McMillan. The sliding rate scale shall be as follows:

$70/hr for 51 or more hours worked per week
$80/hr for 40-50 hours worked per week
$90/hr for 30-40 hours worked per week
$100/hr for 29 or fewer hours worked per week

Rate scales for other Chafferton employees or subcontractors shall be negotiated between Chafferton and BodyBilt.

Chafferton agrees to charge BodyBilt, and BodyBilt agrees to reimburse Chafferton for previously approved expenses at cost. These previously approved expenses specifically do not include in-town gasoline, cellular phone, unapproved personal meals, etc., unless otherwise agreed to by BodyBilt. Chafferton agrees to submit receipts for all costs for which he wants reimbursement.

Chafferton agrees to bill BodyBilt on a monthly basis for services rendered. BodyBilt shall have 10 working days to review each billing sent by Chafferton. Any questions or disputes relating to any bill submitted for payment shall be raised and resolved within the allotted 10 day review period. Payment of a bill shall constitute acceptance by BodyBilt of the charges billed by Chafferton. Acceptance of a payment (or partial payment) by Chafferton shall constitute full and complete satisfaction and compensation for the services provided by Chafferton for that month.
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It is anticipated that the majority of consulting services requested by
BodyBilt will relate to consultation regarding design issues and advertising trade issue. It is understood that Chafferton will have other clients and it will likely be unavailable to work exclusively on projects for BodyBilt.

It is currently anticipated that Chafferton will sublease office space from BodyBilt at 5000 Quorum Drive. In this regard, beginning September 1, 1994, and continuing until Chafferton is no longer using the space in BodyBilt's Dallas office, $400 of the monthly office expense, rent and utilities, will be charged to Chafferton for his use of the office. As monthly costs increase, the monthly amount charged to Chafferton will increase proportionately. These charges will first be offset against any consulting services which Chafferton has provided to BodyBilt. If a balance is still due after the offset against consulting, the remaining amount will be offset against the next month's consulting. At such time that it appears that there will be no more consulting to offset the monthly office expense against, then the monthly amount shall be due and payable the first of each month in cash.

Executed effective the first date stated above for the purposed stated herein.

/s/ MARK McMILLAN                             /s/ GERALD McMILLAN
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MARK McMILLAN, PRESIDENT                      THE CHAFFERTON COMPANY
BODYBILT SEATING, INC.                        GERALD McMILLAN


    /s/  Drew Congleton
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